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                    WHITMAN MEDICAL CORP. AND SUBSIDIARIES

               COMPUTATION OF NET LOSS PER SHARE OF COMMON STOCK


                                                                                      FOR THE NINE MONTHS ENDED
                                                                             December 31,                  December 31,
                                                                                 1995                          1994
                                                                            --------------                --------------

Primary:
Average shares outstanding                                                     3,865,583                     3,379,398

Net effect of dilutive stock options and warrants based
 on the treasury stock method using the average market price                          --                       196,206
                                                                               ---------                     ---------
Total                                                                          3,865,583                     3,575,604
                                                                               ==========                    =========
Net loss                                                                     $(1,301,712)                    $(315,346)
Per share amount                                                                   $(.34)                        $(.09)

Fully diluted:
Average shares outstanding                                                     3,865,583                     3,379,398

Net effect of dilutive stock options and warrants based
 on the treasury stock method using quarter-end market price                          --                       196,206
                                                                               ---------                     ---------
Total                                                                          3,865,583                     3,575,604
                                                                               ==========                    =========
Net loss                                                                     $(1,301,712)                    $(315,346)
Per share amount                                                                   $(.34)                        $(.09)
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      Net loss per share of common stock is computed by dividing net loss by the weighted average number of shares outstanding during the period adjusted for common stock equivalents when such adjustments result in dilution of earnings per share. The 510,806 shares issued in connection with the acquisition of Sanford-Brown College that remain in escrow to be disbursed to the seller or returned to the Company upon the occurrence of failure to occur of certain events are not considered outstanding for purposes of computing net loss for the nine months ended December 31, 1995 and 1994 as their effect is anti-dilutive.



                                  Exhibit 11